Exhibit (d)(2)

FitchRatings	Fund and Asset Manager Rating Group

Closed-End Funds / U.S.A.

Rating Closed-End Fund Debt and Preferred Stock

Master Criteria

This report replaces the criteria report of the same title dated Aug. 14, 2013 on Fitch Ratings’ website at www.fitchratings.com.

Related Criteria

Click here to receive Fitch’s forthcoming research on closed-end funds.

Rating Market Value Structures (September 2014)

Rating Puerto Rico Closed-End Fund Debt and Preferred Stock (September 2014)

Rating Debt and Preferred Securities Issued by Non-US Closed-End Funds (March 2014)

Analysts

New York

Yuriy Layvand, CFA

+1 212 908-9191

yuriy.layvand@fitchratings.com

Ian Rasmussen

+1 212 908-0232

ian.rasmussen@fitchratings.com

Roger Merritt

+1 212 908-0636

roger.merritt@fitchratings.com

London

Alastair Sewell

+44 20 3530 1147

alastair.sewell@fitchratings.com

Scope

This report updates and replaces the master criteria report titled “Rating Closed-End Fund Debt and Preferred Stock,” dated Aug. 14, 2013. This report primarily covers collateralized short- and long-term obligations issued by U.S. closed-end funds (CEFs) regulated by the Investment Company Act of 1940 (1940 Act).

Key Rating Drivers

Stressed Asset Values Emphasis: The ability of a CEF to redeem debt and preferred stock is fundamentally linked to the market value of the fund’s assets, especially in times of market stress. Stress testing a CEF portfolio’s market value under a challenging liquidation scenario to repay rated liabilities is a core element of Fitch’s rating methodology for CEFs

Dynamic Deleveraging/Defeasance a Key Feature: CEFs typically implement structural deleveraging or liability defeasance mechanisms to protect investors in CEF debt and preferred stock. The triggers are based on minimum overcollateralization (OC) ratios recalculated on a regular basis, with an allowable cure period before mandatory deleveraging or liability defeasance. Fitch’s criteria closely consider the frequency and robustness of these mechanisms.

Structural Protections Support Ratings: CEFs must adhere to leverage restrictions and structural features prescribed by the 1940 Act, which provide a baseline set of protections. Fitch’s criteria consider factors not fully addressed by the 1940 Act, including the stressed price volatility of specific asset types, all forms of on- and off-balance sheet leverage, the level of portfolio diversification and other risk factors.

Discount Factors Drive Coverage: Stressed discount factors (DFs) are applied to specific portfolio assets based on the assets’ historical worst volatility. In turn, the discounted value of the portfolio provides the OC available to rated liabilities. DFs are unchanged in this criteria update.

Importance of Portfolio Diversification: The criteria place heavy emphasis on the fund’s portfolio diversification to limit overall portfolio risk. Portfolio guidelines that allow for higher issuer, industry, currency, municipal sector and/or state concentrations relative to Fitch’s diversification framework will result in lower leverage or lower ratings.

Conservative Single-State Municipal Framework: Asset DFs are increased by an additional 1.25x multiple for high concentrations in states rated ‘BBB-’ or lower. This is intended to compensate for the risks of holding a portfolio of assets from a state undergoing extreme financial stress.

Capturing Economic Leverage: The Fitch OC tests seek to capture all forms of leverage — traditional and economic — utilized by CEFs. Forms of economic leverage include derivatives, tender option bonds (TOBs) and other off-balance sheet liabilities, many of which are not explicitly captured by 1940 Act-mandated asset coverage tests.

Recognition of Subordination Risks: The Fitch net OC test captures the effects of subordination that may pose a risk to rated debt and preferred stock. Subordination arises from the presence of senior debt and other obligations in the fund’s capital structure, which may have a first priority on fund assets.

www.fitchratings.com	September 4, 2014

FitchRatings	Fund and Asset Manager Rating Group

Ratings Assigned to Securities Issued by CEFs

Fitch assigns long- and short-term credit ratings to debt and preferred stock issued by leveraged CEFs, consistent with the agency’s published ratings definitions. Ratings do not address liquidity in secondary markets.

Long-Term Ratings

The long-term credit ratings address the likelihood of full and timely payment of interest or dividends on each payment date, and principal upon optional or mandatory redemption or at maturity. The ratings are based on the following:

•     Structural Mechanisms: OC triggers, mandatory redemption or liability defeasance parameters, and other structural protections for rated debt obligations.

•     Capital Structure: The fund’s capital structure and sufficiency of asset coverage, according to seniority of the liabilities.

•     Investment Portfolio: Evaluation of the fund’s portfolio assets with a focus on the potential market value loss under stress scenarios.

•     Investment Manager Review: Qualitative assessment of the fund’s investment manager.

•     Legal Considerations: Integrity of the legal structure and regulatory environment.

Short-Term Ratings

Fitch may also assign short-term credit ratings to notes and preferred stock with maturities viewed as short term based on market convention (typically up to 13 months), and notes and preferred stock that offer a demand feature giving investors the right to tender the securities back to the fund or the liquidity provider on pre-specified dates (e.g. variable-rate demand preferred stock). For the latter, Fitch’s long-term rating addresses the sufficiency of asset coverage, whereas the short-term rating addresses the strength of the put feature based on:

•     Liquidity Provider’s Obligation: Review of the terms and conditions of the liquidity provider’s obligation to purchase all debt or preferred stock tendered for sale not sold on the tender date, or upon certain events defined in the transaction documents (e.g. expiration of the liquidity agreement or downgrade of the liquidity provider below a specified level).

•     Liquidity Provider’s Credit Strength: The credit strength of the liquidity provider or the guarantor supporting the liquidity provider’s obligation.

•     Legal Considerations: Integrity of the legal structure.

Ratings Assigned to Other CEF Leverage Types

Fitch also assigns ratings to other types of financing instruments for CEFs and CEF-like fund structures. Examples include credit facilities, margin loans, reverse-repurchase agreements and bespoke exchange-traded note transactions.

The CEF criteria may also be applied to rating other market value structures. See report titled “Rating Market Value Structures,” dated August 2014 and available on www.fitchratings.com.

Related Research Closed-End Funds: Derivatives Under Review (November 2011) Closed-End Funds. Evolving Use of Leverage and Derivatives (September 2010)

CEF Debt and Preferred Stock Rated Below Investment Grade

Currently, the majority of Fitch-rated CEFs carry ‘AAA’ or ‘AA’ ratings on their debt and preferred stock obligations, in line with the strength of structural protections embedded in those securities. The baseline protections of the 1940 Act help support such rating levels. As such, Fitch does not publish DFs below the ‘BBB’ rating level. In a scenario where a CEF’s obligations are rated below ‘BBB’,

Rating Closed-End Fund Debt and Preferred Stock September 4, 2014	2

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Fitch would evaluate the portfolio, structure and manager on a case-by-case basis, taking into account potential, future, asset market value losses.

Structural Protections Support Ratings

The criteria primarily rely on OC triggers and asset liquidation as primary means for repaying rated debt and preferred stock in a stressed scenario. As such, Fitch reviews structural protections in place and the degree to which they incent or require the manager to take such actions, as well as the quality and sufficiency of the asset pool to cover fund obligations. In general, CEF debt and preferred stock investors are exposed to the following risks:

•	Market Risk: The general risk of declines in the market value of portfolio assets, particularly in periods of market stress, such as experienced in 2008.

•

Liquidity Risk: The risk that a security cannot be sold quickly enough in the market to prevent a further loss or can only be liquidated at a haircut to its intrinsic value. This risk is present in the event of mandatory deleveraging or redemption following a breach of certain asset coverage ratios.

•

Leverage Risk: The risk that leverage carried by the fund will exacerbate market losses allocated to investors and, depending on the exact nature of each form of debt, may also subordinate investors in rated debt and preferred stock.

•	Moral Hazard Risk: The risk that the advisor may manage a fund’s portfolio and leverage to the benefit of common stockholders and to the detriment of debt and preferred stock investors.

OC in Times of Stress

OC is measured by evaluating the market value of collateral, adjusted by DFs, available to redeem rated liabilities to address the possibility that market values could decline further prior to sale. The presence of market value-based OC triggers serves as the primary source of credit enhancement and protection for rated debt. Consequently, CEFs with rated instruments maintain such OC guidelines within their governing documents.

Fitch will assign ratings by analyzing how funds seek to maintain sufficient OC, compared with Fitch’s CEF criteria. By maintaining a minimum standard for OC, the asset coverage tests are designed to protect CEF debt and preferred stock investors against default on principal and any accrued interest or dividends.

Mandatory Deleveraging or Redemption

Fitch’s CEF rating criteria are based on an analysis of deleveraging/defeasance provisions over a pre-specified and limited time frame. Fitch views favorably any additional provisions CEFs incorporate to increase asset coverage on breaching the tests, such as ceasing distributions to common stockholders until OC is restored. Fitch reviews mandatory deleveraging and other collateral maintenance provisions within transaction documents to assess whether CEFs are required to maintain sufficient OC for debt and preferred stock for a given rating level.

The period for deleveraging usually takes the form of a cure period followed by a set period for carrying out the mandatory redemption. For instance, the fund is first afforded a cure period within which it may take voluntary action to bring the tests back into compliance on a breach of either the 1940 Act or Fitch’s criteria. During this period, funds may sell assets and use proceeds to deleverage the portfolio or seek a capital injection through an equity offering. Fund managers may also elect to rebalance the portfolio into more liquid, less risky assets to cure a breach. If the manager fails to cure a breach of a test within the prescribed cure period, the governing documents require redemption of debt and preferred stock within a predefined period in sufficient amounts to restore compliance with the failed test(s).

Rating Closed-End Fund Debt and Preferred Stock September 4, 2014	3

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Exposure Period to Market Risk

The exposure period is the length of time from the prior valuation date when OC tests were higher than the required threshold to the last allowable date when any OC test breach must be cured. The exposure period is a central factor in Fitch’s rating analysis, as it limits the maximum number of days that a CEF debt or preferred stock investor is exposed to portfolio market value declines before deleveraging or defeasance takes place. The average exposure period is about 40-60 business days for Fitch-rated CEFs.

The exposure period, which is specified in the fund governing documents, is calculated as the sum of the following periods:

•	Valuation Period: The frequency with which the fund calculates coverage ratios to ensure it is passing the tests (typically weekly).

•	Cure Period: The number of days the fund has to cure any breach before entering into a mandatory redemption period (typically 10 business days).

•

Mandatory Redemption Period: The covenanted time allotted for redeeming shares or notes, during which time funds cannot issue additional leverage or pay common stock dividends (typically 30 days). This period is set to account for mandated shareholder notification periods, auction dates and other structural considerations.

In determining the asset DFs presented in the table on pages 8 and 9, Fitch calculated stressed DFs using exposure periods of between 40 and 60 business days. Governing documents that specify an exposure period greater than 60 business days may result in more conservative DFs being applied at a given rating level. Fitch will evaluate DFs for shorter exposure periods on a case-by-case basis, as shorter liquidation periods can also lead to higher losses due to periods of market illiquidity and forced selling.

Investor Actions to Enforce or Waive Deleveraging

Some CEF debt and preferred stock transaction documents permit their investors to enforce or waive the fund’s deleveraging and other collateral maintenance procedures when asset coverage tests are breached. Typically, a minimum number of votes by certain investor classes are needed for the actions to become effective.

A waiver of the deleveraging or defeasance mechanisms is outside the scope of Fitch criteria, as the criteria presume that investors would act to enforce repayment as early as the transaction legally allows. A waiver may extend the length of time investors are exposed to market value volatility of the fund’s portfolio; therefore, it could put negative pressure on the ratings. Additionally, Fitch would evaluate whether such provisions would disproportionately benefit any class of investors at the expense of other rated investor classes.

Closed-End Fund Overcollateralization Tests

1940 Act — Baseline Protection to Rated Debt and Preferred Stockholders

The 1940 Act does not mandate fund deleveraging or defeasance of liabilities on breach of asset coverage but does restrict payments/declaration of common dividends and limits the issuance of new leverage until sufficient 1940 Act-mandated asset coverage is restored. However, fund operating documents usually include mandatory deleveraging/defeasance as a mechanism for curing a breach of the 1940 Act. Therefore, 1940 Act asset coverage ratios, as typically incorporated into fund governing documents, effectively limit the amount of leverage a fund can maintain. The 1940 Act requires a minimum OC of 200% for total debt and preferred stock leverage, and a minimum asset OC of 300% for senior debt leverage. These OC tests are based on current, rather than stressed, market values.

Rating Closed-End Fund Debt and Preferred Stock September 4, 2014	4

FitchRatings	Fund and Asset Manager Rating Group

Fitch monitors funds’ compliance with such 1940 Act asset coverage ratios, as they are an important structural protection for investors of rated notes and preferred stock. The 200% asset coverage ratio for debt and preferred stock is typically calculated in one of two ways, both of which yield the same result, as shown below:

=	[Total Assets at MV – Current Liabilities]
[All 1940 Act Leverage[a] + Accrued Expenses and Fees on Leverage]
Or
=	[Common Equity + All 1940 Act Leverage + Accrued Expenses and Fees on Leverage]
[All 1940 Act Leverage + Associated Accrued Expenses and Fees]

a1940 Act leverage only includes leverage that funds interpret to be recognized as leverage under Section 18 of the 1940 Act (e.g. preferred stock, notes and bank facility). Other types of leverage, such as reverse-repurchase agreements, mortgage dollar rolls and noncash settled derivatives, are excluded from this test and, instead, follow asset segregation rules For more information see Fitch Research on “Closed-End Funds: Evolving Use of Leverage and Derivatives,” dated September 2010, available on Fitch’s website at www.fitchratings.com.

The 300% asset coverage ratio for senior debt is typically calculated in one of two ways, both of which also yield the same result, as shown below:

[Total Assets at Market Value (MV) – Current Liabilities]
=	[All Senior 1940 Act Leverage[0] + Accrued Expenses and Fees on Leverage]
Or
[Common Equity + All 1940 Act Leverage + Accrued Expenses and Fees on Leverage]
=	[All Senior 1940 Act Leverage + Accrued Expenses and Fees on Leverage]

bSenior 1940 Act leverage only includes leverage that funds interpret to be recognized as senior securities other than preferred stock under Section 18 of the 1940 Act (e.g. notes and bank facility), Similar to the 200% test, other types of leverage, such as reverse-repurchase agreements, mortgage dollar rolls and noncash-settled derivatives, are excluded from the 300% test and, instead, follow asset segregation rules. For more information, see Fitch Research on “Closed-End Funds: Evolving Use of Leverage and Derivatives,” dated September 2010, available on Fitch’s website at www.fitchratings.com.

Assigning Ratings Based Only on Investment Company Act of 1940 Asset Coverage Ratios

Fitch may rely on leverage limits embedded in the 1940 Act when rating certain CEFs holding less volatile assets. To determine whether Fitch can rely solely on 1940 Act asset coverage ratios for assigning a ‘AAA’ rating, Fitch seeks to determine that the fund:

•	Is limited by governing documents to purchasing only lower-risk assets with DFs well below the implied limits in the 1940 Act.

•	Is limited by governing documents to minimum levels of issuer, industry and currency diversification consistent with Fitch’s criteria.

•	Restricts forms of leverage to those captured under the 1940 Act.

•

Maintains appropriately conservative collateral maintenance triggers that provide a high level of confidence that deleveraging or defeasance of rated obligations will occur within a 60- business-day (or less) period.

The chart on page 10 shows the asset types with lower Fitch DFs than those implied by the 1940 Act’s asset coverage tests. These asset types may be analyzed on the basis of the 1940 Act’s asset coverage tests, subject to the caveats above. Fitch’s diversification guidelines are outlined in the Diversification Framework section on page 12.

Rating Closed-End Fund Debt and Preferred Stock September 4, 2014	5

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Fitch OC Tests: Going Beyond the 1940 Act

The asset coverage/leverage restrictions of the 1940 Act are not sufficiently conservative at higher ratings levels for many of the asset types held by CEFs. Moreover, the 1940 Act tests often do not capture certain forms of leverage.

Fitch’s CEF rating criteria measure the OC of debt and preferred stock via the Fitch total OC and net OC tests (together, the Fitch OC tests). The Fitch OC tests address the potential for additional forms of leverage, more volatile asset classes and subordination risk.

Fitch OC tests seek to measure whether the stressed market value of fund assets is sufficient to meet all principal and interest/dividend payments of debt and preferred stock on optional or mandatory redemption. In the absence of other qualitative considerations, Fitch OC and net OC ratios in excess of 100% are generally deemed to be consistent with the rating assigned to the debt and preferred stock.

Fitch Total OC Test: Sufficiency of Asset Coverage

Fitch evaluates a fund’s asset coverage on the basis of the Fitch total OC test for each rated class of leverage in the fund’s capital structure. The calculation of the Fitch total OC test includes, in the numerator, all portfolio assets discounted using Fitch DFs, along with any applicable haircuts for insufficient diversification. The denominator includes all portfolio liabilities that are pari passu or senior to that class of rated debt or preferred stock.

Fitch Total OC =	Total Net Discounted Assets at MVa
Fitch-Rated Liability + Other Liabilities Pari Passu and Senior to Rated Liability

aTotal net discounted assets at market value (MV) equal total portfolio assets at MV and accrued income, including assets held as collateral for other fund liabilities, less nonleverage liabilities that are not part of a rolling leverage strategy (such as to-be-announced, or TBA, securities, futures and forwards, among others), then discounted at the Fitch DFs in the table on pages 8-9 and adjusted per Fitch’s criteria discussed in the Diversification Framework section on page 12.

Fitch Net OC Test: Subordination Risk Protection

Fitch also evaluates a CEF’s asset coverage on the basis of the Fitch net OC test, which is relevant if a fund has liabilities that are senior to the Fitch-rated debt and preferred stock or if it has liabilities secured by specific assets. The Fitch net OC test assesses whether the fund has sufficient assets to provide asset coverage for the rated debt or preferred stock after first repaying liabilities that are legally or structurally more senior in the capital structure.

The Fitch net OC test may be either more or less conservative than the Fitch total OC test and may be particularly relevant for CEFs that utilize senior bank lines, depending on collateralization requirements. For instance, the Fitch net OC test could be more conservative when senior bank liabilities are secured by specific assets, with the remaining portfolio consisting of more volatile asset types or exhibiting higher concentration by issuer and/or industry.

Fitch calculates available net assets after subtracting the total amount of senior liabilities if senior liabilities have a general claim on fund assets. If specific assets are encumbered or segregated, Fitch will exclude these assets from the net OC test. Furthermore, Fitch discounts the portfolio’s assets, applying the diversification framework after subtracting any assets encumbered as collateral for senior obligations.

Fitch Net OC =	Available Net Discounted Assets[a]
Fitch-Rated Liability + Other Liabilities that Are Pari Passu

aAvailable net discounted assets equal total portfolio assets at market value and accrued income minus all assets that are either held as collateral for other fund liabilities and/or subject to a first claim of a senior liability in the capital structure minus nonleverage liabilities that are not part of a rolling leverage strategy (such as TBA security rolls, futures and forwards, among others), then discounted at the Fitch DFs in the table on pages 8-9 and adjusted per Fitch’s criteria discussed in the Diversification Framework section, which starts on page 11.

Rating Closed-End Fund Debt and Preferred Stock September 4, 2014	6

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Fitch Discount Factors Reflect Assets’ Market Value Risk

Fitch’s DFs are used to calculate the Fitch OC tests. These DFs reflect each asset class’ unique price volatility based on historically observed worst-case price declines and liquidity bid-ask spread widening. The historical observations, in many cases, function as a base case loss, which Fitch dials-up for higher rating levels of CEF debt and preferred stock. (For more information on Fitch’s determination of asset-specific DFs, see Appendix 2: Market Value Approach to DF Development on page 21.)

Many of the DFs are higher (thus affording lower levels of leverage) than what is typically allowed under 1940 Act tests and, in most cases, substantially so (see the Fitch DF table, pages 8 and 9). For this reason, Fitch evaluates the sufficiency of a fund’s asset coverage in the context of Fitch OC tests when CEFs invest in higher-risk asset classes, in addition to fund’s compliance with the 1940 Act tests.

Fitch’s DFs assume a market value exposure period of between 40 and 60 days. Fitch may determine and publish DFs for other collateral types, exposure periods and rating stresses on a case-by-case basis. Where DFs are based on the credit rating of the portfolio asset, Fitch looks to the Fitch rating first if available, otherwise, to the lowest available rating assigned by other global rating agencies. If Fitch does not rate an asset publicly, the fund may request to have the asset shadow-rated by Fitch’s corresponding analytical group. Where only a short-term security rating is available, Fitch’s rating correspondence table (available in the Ratings Definitions page of Fitch’s website at www.fitchratings.com) is used to map the security’s short-term rating to a long-term rating.

Asset Liquidity and Changes in Market Structure

The depth and diversity of investors in a given asset class are important considerations in Fitch’s analysis of CEF portfolios and the liquidity of underlying assets. Assets in a market with a homogenous or overly concentrated investor base may be less liquid, particularly in periods of stress when such investors may experience simultaneous selling pressures. For example, an asset market with a significant open-end fund and CEF composition could be exposed to a downward spiral of pricing pressure as CEFs simultaneously hit liquidation triggers and/or open-end funds experience redemption pressure due to NAV declines. Fitch may introduce rating caps or more conservative DFs for funds heavily invested in such markets to capture the added liquidity risk.

Certain structural changes in the market may render historical data less relevant, causing Fitch to review and potentially revise its criteria and DFs accordingly. Such structural market changes may include a shifting investor base susceptible to synchronous deleveraging, triggers and changes in the regulatory environment that reduce liquidity for one or more asset classes, among other factors.

Rating Closed-End Fund Debt and Preferred Stock September 4, 2014	7

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Fitch Discount Factors

	DFs Appropriate for Different Rating Levels of CEF Debt and Preferred Stock
Assets	AAA	AA	A	BBB
Cash and Short-Term Investments
Cash and Receivables Due in 10 Business Days or Less	1.00	1.00	1.00	1.00
Securities Rated in A to AAA Rating Categories; < 1 Year	1.10	1.08	1.05	1.00

U.S. Government and Supranationals
Treasuries, Supranationals, Direct U.S. Agency Debt and U.S. Agency-Backed MBS; 1-10 Years[a]	1.10	1.08	1.05	1.00
Treasuries, Supranationals, Direct U.S. Agency Debt and U.S. Agency MBS; >10 Years	1.25	1.20	1.15	1.10

Sovereigns
Debt of Developed Countries; 1-10 Yearsbc	1.15	1.10	1.08	1.05
Debt of Developed Countries; >10 Years	1.30	1.25	1.20	1.15
Debt of Emerging Countries[d]	3.10	2.40	1.75	1.50

Municipals
Obligations in AAA or AA Rating Categories; 1-10 Years[e]	1.20	1.15	1.10	1.08
Obligations in A Rating Category; 1-10 Years	1.30	1.20	1.15	1.10
Obligations in AAA or AA Rating Categories; >10 Years	1.45	1.35	1.25	1.20
Obligations in BBB Rating Category; 0-10 Years	1.45	1.35	1.25	1.20
Obligations in A Rating Category; >10 Years	1.50	1.40	1.30	1.20
Obligations in BBB Rating Category; >10 Years	1.70	1.50	1.40	1.25
Obligations Below Investment Grade or Unrated	2.50	2.00	1.70	1.45

Corporates
Bonds, Developed Countries, in AAA or AA Rating Categories; 1-10 Years[f]	1.30	1.20	1.15	1.10
Bonds, Developed Countries, in A Rating Category; 1-10 Years	1.40	1.30	1.25	1.20
Bonds, Developed Countries, in BBB Rating Category; 0-10 Years	1.40	1.30	1.25	1.20
Bonds, Developed Countries, in AAA or AA Rating Categories; >10 Years	1.40	1.30	1.25	1.20
Bonds, Developed Countries, in A or BBB Rating Categories; >10 Years	1.65	1.50	1.35	1.25
Bonds, Developed Countries, in BB Rating Category	1.80	1.60	1.40	1.30
Bonds, Developed Countries, in B Rating Category	2.15	1.80	1.55	1.40
Bonds, Developed Countries, Rated CCC or Lower or Unrated	3.70	2.55	1.95	1.60
Bonds, Emerging Countries	4.60	2.90	2.10	1.65

Convertibles
Busted Convertible Debt, Developed Countries, in AAA or AA Rating Categories or Unrated; 1-10 Years[g]	1.30	1.20	1.15	1.10
Busted Convertible Debt, Developed Countries, in A or BBB Rating Categories; 1-10 Years	1.40	1.30	1.25	1.20
Busted Convertible Debt, Developed Countries, in AAA or AA Rating Categories or Unrated; >10 Years	1.40	1.30	1.25	1.20
Busted Convertible Debt, Developed Countries, in A or BBB Rating Categories; >10 Years	1.65	1.50	1.35	1.25
Typical Convertible Debt, Typical Convertible Preferred Stock and Busted Convertible Preferred Stock, Developed Countries, Investment Grade or Unrated[h]	1.80	1.60	1.40	1.30
Busted Convertible Debt and Busted Convertible Preferred Stock, Developed Countries, in BB Rating Category	1.80	1.60	1.40	1.30
Busted Convertible Debt and Busted Convertible Preferred Stock, Developed Countries, in B Rating Category	2.15	1.80	1.55	1.40
Equity Sensitive Convertible Debt and Equity Sensitive Convertible Preferred Stock, Investment Grade or Unrated	2.15	1.80	1.55	1.40
Typical Convertible Debt and Typical Convertible Preferred Stock, Below Investment Grade	2.55	2.05	1.65	1.45
Synthetic Convertible Securities[i]	—	—	—	—
Busted Convertible Debt and Busted Convertible Preferred Stock, Rated CCC or Lower or Unrated Distressed	3.70	2.55	1.95	1.60
Convertible Debt and Unrated Distressed Convertible Preferred Stock, Developed Countries[j]
Equity-Sensitive Convertible Debt and Equity-Sensitive Convertible Preferred Stock, Below Investment Grade	4.00	2.70	2.05	1.60
Convertible Debt and Convertible Preferred Stock, Emerging Countries	5.00	3.50	2.10	1.65

Leveraged Loans
Broadly Syndicated and Large Corporate (BSLC) Loans, U.S., Canadian and European Union (EU), First Lien, in BB Rating Category or Higher[k]	1.55	1.40	1.30	1.25
BSLC Loans, U.S., Canadian and EU, First Lien, in B Rating Category	1.80	1.60	1.40	1.30
BSLC Loans, U.S., Canadian and EU, Second Lien, in BB and B Rating Category	2.50	2.00	1.60	1.40
BSLC Loans. U.S., Canadian and EU, First Lien and Second Lien, in CCC Rating Category	3.70	2.55	1.95	1.60
BSLC Loans, U.S., Canadian and EU, Third Lien	5.00	3.50	2.10	1.65

aAsset category for agency-backed MBS excludes interest- and principal-only issues. bSovereign debt excludes U.S. cDeveloped countries are advanced economies, as defined by the IMF. dEmerging countries are defined as all countries not included in the aforementioned definition of developed countries. eAAA rated municipals Included refunded and pre-refunded municipal bonds, backed by U.S. government collateral. fThe bonds category includes the collateralized bond asset class. gBusted convertible securities are defined as convertible securities having a conversion premium in excess of 70%. Conversion premium is calculated as: (market value [MV] of the convertible security minus MV of total stock into which the security may be converted to)/MV of the convertible security). hTypical convertible securities are defined as convertible securities that have a conversion premium between 20% and 70%. iEquity-sensitive convertible securities are defined as convertible securities that have a conversion premium less than 20%. “Fitch will evaluate synthetic convertible securities on a case-by-case basis to determine the appropriate discount factor (DF) and diversification treatment. In making this determination, Fitch will review the credit rating of the issuer and put provider, the provisions on put protection and stock delta, and whether the underlying stock is trading at an equity-sensitive, typical or busted conversion premium. jDistressed convertibles have a bid price below 60% of par, as defined on page 303 of the March 2008 edition of “A Guide to the Lehman Brothers Global Family of Indices.” kFitch’s DFs on leveraged loans are primarily derived from the performance of the U.S. leveraged loan market and reflect the jurisdictional support of creditor’s rights in the U.S. To date, this analysis has also been applicable to leveraged loans originating from Canada and the EU, which, together with U.S. leveraged loans, constitute the majority of investments made by Fitch-rated loan CEFs. However, should a marked change in jurisdictional mix and creditor’s rights take place in any of these geographical locations, Fitch will re-evaluate its DFs to reflect such data.

Rating Closed-End Fund Debt and Preferred Stock September 4, 2014	8

FitchRatings Fitch Discount Factors (continued)	Fund and Asset Manager Rating Group

	DFs Appropriate for Different Rating Levels of CEF Debt and Preferred Stock
Assets	AAA	AA	A	BBB
Equity
MLPs, RITs and MTS, $1.5+ Billion Float-Adjusted Market Capitalization[l]	2.20	1.75	1.50	1.35
U.S. and Developed Countries, Large Capitalization[m]	2.60	2.10	1.70	1.50
U.S. and Developed Countries, Medium Capitalization and Small Capitalization, and MLPs, RITs and MTS, with Less than $1.5 Billion Float-Adjusted Market Capitalizationno	4.00	2.70	2.05	1.60
Emerging and Developing Markets	5.50	3.75	2.20	1.75

Preferred Stock
Preferred Stock	2.50	2.00	1.60	1.40

Foreign Currency
Unhedged Foreign Currency Exposure, Investment-Grade Countries (in Addition to Standard Asset DFs)	1.50	1.40	1.30	1.25

Structured Securities
ABS Student Loans AAA FFELP Non-ARS; < 10 Years[p]	1.35	1.25	1.20	1.15
CMBS Issued 2005 or Earlier: Super-Senior Tranches Rated AAA[q]	1.45	1 35	1.25	1.20
ABS Student Loans AAA FFELP Non-ARS; > 10 Yearsp	1.45	1.35	1.25	1.20
CMBS Issued After 2005: Super-Senior Tranches Rated AAA[q]	1.70	1.50	1.35	1.30
Non-Agency RMBS, Other ABS, Other CMBS and CLOs Rated AAA[r]	1.80	1.60	1.40	1.30
Non-Agency RMBS, Other ABS, Other CMBS and CLOs Rated AA or Ar	2.50	2 00	1.60	1.45

Other
All Other Assets	NC	NC	NC	NC

lDefined as excluding closely held stock and cross holdings, among others, consistent with the calculation methodology of the Alerian MLP Index. Also includes publicly traded c-corps with more than 80% of assets in MLPs, RITs and MTS. Notwithstanding this, MLPs, RITs and MTS restricted from trading within 180 days until the first available registration date are afforded the same DFs as MLPs, RITs and MTS with less than $1.5 billion of market capitalization, subject to a 10% overall limit on exposure. mLarge capitalization is defined as company stock that has market capitalization equal to or greater than $5 billion. nMedium capitalization is defined as company stock that has market capitalization of less than $5 billion and equal to or greater than $1 billion. oSmall capitalization is defined as company stock that has market capitalization of less than $1 billion. PFFELP non-ARS student loans refer to the private-sector student loan programs organized through one of the U.S. federal agencies’ family education loan programs. These loans have either full or almost-full support of the U.S. government, depending on vintage. Non-ARS refers to those investments that do not trade as an auction-rate security. qSuper-senior tranche refers to a tranche that has at least one other AAA rated tranche junior to it and no other tranches senior to it in the capital structure. Furthermore, such tranche should not be on Rating Watch Negative or Rating Outlook Negative. rOther ABS include AAA rated obligations securitized by credit card and automobile loan receivables and student loans that are not already captured by other security-type categories in the above table. Notes: For all asset classes, asset maturity is calculated on the basis of the security’s final maturity, except for securities that contain a put provision at the securityholder’s option. In such instances and for the purpose of determining the appropriate asset DF, the next available put date may be assumed to be the asset maturity date. For investments that synthetically reference diversified indices or portfolios, Fitch calculates the average credit quality needed to select the appropriate DF by: looking to the Fitch rating of each underlying security, if available, otherwise, at the lowest available rating of other global rating agencies; assigning a probability of default value to each underlying security based on Fitch’s corporate CDO criteria; and calculating the probability-of-default weighted average credit rating of that index/portfolio, consistent with Fitch’s “Global Bond Fund Rating Criteria,” dated August 2013, available on Fitch’s website at www.fitchratings.com. MLPs – Master limited partnerships. RITs – Royalty or income trusts. MTS – Marine transportation securities. NC – No credit given, unless evidence of stable MV risk can be demonstrated.

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Leverage Outside the 1940 Act

Fitch OC tests also seek to capture leverage that falls outside the 1940 Act’s definitions of leverage. Such nontraditional leverage includes reverse-repurchase agreements, TOBs, securities lending arrangements, forward rolls (e.g. when-issued securities, to-be-announced securities and mortgage dollar rolls), forwards, futures, total return swaps, credit default swaps and purchased and written put and call options, among others.

The 1940 Act generally allows funds to exclude such leverage from their asset coverage tests if the leverage is fully collateralized by segregated liquid assets or if completely offsetting leverage positions exist, e.g. long and short credit default swaps referencing the same name. For more information on this topic, see Fitch Research on “Closed-End Funds: Evolving Use of Leverage and Derivatives,” dated September 2010, and “Closed-End Funds: Derivatives Under Review (Increased Use and Limited Transparency Are Key Considerations),” dated November 2011, both available on Fitch’s website at www.fitchratings.com.

The full effects of leverage as measured by the 1940 Act may be understated for funds utilizing such nontraditional forms of leverage. Fitch seeks to include all forms of leverage, whether on- or off- balance sheet, for purposes of the Fitch OC tests. (For more information on how to calculate the Fitch total OC test and net OC test based on various types of traditional and nontraditional leverage, see Appendix 1: CEF Liabilities, page 19.)

Deferred Tax Liabilities

Most CEFs elect to be treated as regulated investment companies (RICs) under the Internal Revenue Code of 1986, as amended, allowing them to pass through income tax to common shareholders. However, some CEFs choose to be treated as corporations to invest more than 25% in certain assets, such as master limited partnerships (MLPs), and take advantage of preferred tax treatment. As a result, these CEFs often carry deferred tax liabilities (DTLs) on their balance sheets due to appreciation of portfolio securities and the tax deferral of capital gains until a sale takes place.

To calculate asset coverage for Fitch OC tests, Fitch reduces the numerator by 10% of the DTL amount. The treatment is designed to capture, in Fitch’s opinion, the remote risk that a portion of the liability may be realized upon a sale of securities in a stressed scenario, while recognizing that the bulk of the DTL should be eliminated in such a stressful liquidation scenario.

Refinancing Risks

CEFs can be exposed to refinancing risk when senior debt matures or is called early, forcing the fund to liquidate portfolio assets to provide for repayment. To provide for liquidity, the transactional documents for debt and term preferred stock may require a fund to segregate assets in an amount at least equal to that of maturing securities and to convert the segregated assets to more liquid securities closer to date. Many CEFs, particularly in the municipal sector, have generally adopted these guidelines, as they may serve to minimize forced asset sales in a stressed environment. In cases where such guidelines are absent, Fitch will evaluate on a case-by-case basis to determine any impact on ratings.

Diversification Framework

Fitch’s CEF ratings guidelines include a minimum diversification framework by issuer, industry, currency and municipal sector and state. The guidelines augment Fitch’s stand-alone DFs, which were based on broad and diverse indices. When rating less diversified portfolios, Fitch reduces the amount of credit afforded to any excess concentration.

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1940 Act Diversification Guidelines

The 1940 Act provides a baseline diversification framework. CEFs regulated under the 1940 Act may elect to register as a diversified or a nondiversified company, both with respect to single issuer and industry/sector concentration. The issuer concentration guidelines of the 1940 Act permit diversified funds to invest up to 5% in a single issuer for up to 75% of its portfolio and allow up to 25% in a single issuer (also known as the safe harbor provision). The corporate industry and municipal sector concentration guidelines permit funds to register as diversified and subject their portfolios to a 25% concentration limitation per industry or municipal sector. Alternatively, CEFs may elect to operate as nondiversified CEFs and concentrate their holdings in a particular industry/sector. The nondiversified status is utilized primarily by sector funds, such as real estate- and energy-sector CEFs.

Fitch’s Diversification Framework

Fitch goes beyond the 1940 Act’s diversification framework by addressing concentration risk at the level of individual issuers, corporate industries, foreign currencies and municipal sectors and states, regardless of whether they are directly held or referenced through a derivative instrument.

Issuer Diversification

Fitch’s criteria capture issuer concentration risk for purposes of calculating the Fitch OC tests. Fitch excludes the market value of any single-issuer holdings in excess of the concentration framework when calculating the Fitch OC tests. Issuer concentration for corporate obligors is calculated as the sum of debt and equity securities issued by an entity on a consolidated basis, rolled up to the holding company level, if applicable.

The issuer diversification framework for municipal CEFs is similar, with the exception of state-level GO bonds and other issues backed by a state-level taxing authority. For ‘AAA’ rated CEF obligations, state-level GO obligations have a maximum issuer guideline of 20%. This is intended to promote an appropriate amount of portfolio diversification without creating an incentive for portfolios to diversify away from what is traditionally the most creditworthy and liquid of municipal issuances from within a given state.

Fitch Corporate Issuer Diversification Guidelines

Obligor	Maximum Amount Eligible for Fitch OC Tests (%)[a]
Largest Obligor	10	[b]
Next Five Largest Obligors	5
All Other Obligors	3

aReflects the maximum credit that Fitch affords to such exposures when rating CEF debt and preferred obligations at various rating levels. bOn a case-by-case basis, Fitch may also raise its issuer concentration thresholds for exposures to broadly diversified investment portfolios or holding companies. For MLPs, RITs and MTS restricted from public trading, Fitch applies a 10% credit limit to such aggregate exposure.

Note: Any excess exposure is not eligible for credit. In cases where an obligor is in excess of these guidelines across multiple securities, Fitch will exclude credit starting with the highest DF securities first. On a case-by-case basis, Fitch may raise its issuer concentration thresholds for funds where Fitch rates the issued debt or preferred stock below investment grade, since such rating already reflects, to an extent, the increased risk associated with the idiosyncratic risk in the fund’s portfolio.

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Concentration for obligors and equity issuers is aggregated on the basis of the revenue source supporting repayment and valuation, respectively. For example, all GO bonds of a particular city are aggregated to calculate issuer concentration. Similarly, all tobacco securitization bonds, regardless of issue domicile, are considered as one obligor. In the MLP space, an example is when a limited partner entity constitutes the majority of the revenue source of its general partner entity — Fitch would again aggregate both.

Fitch Municipal Issuer Diversification Guidelines

	Maximum % Eligible for Fitch OC Tests[a]
	AAA	AA	A	BBB
State-Level General Obligations and Other Municipal Issues Backed by State-Level Taxing Authority	20	40	60	80
Largest Obligor[b]	10	10	10	10
Next Five Largest Obligors	5	5	5	5
All Other Obligors	3	3	3	3

aReflects the maximum credit that Fitch affords to such exposures when rating CEF debt and preferred obligations at various rating levels. bFitch may raise its issuer concentration thresholds for exposure to broadly diversified investment portfolios or holding companies.

Note: In cases where an obligor is in excess of these guidelines and the fund’s exposure is to multiple securities, Fitch excludes the market values of securities with the highest DF first. On a case-by-case basis, Fitch may also raise its issuer concentration thresholds for funds where it rates the issued debt or preferred stock below investment grade, since such rating already reflects, to an extent, the increased risk associated with the idiosyncratic risk in the fund’s portfolio.

Industry, Currency and Sector Diversification

Fitch also applies a 25% concentration threshold to corporate industries, structured finance sectors and municipal sectors. But unlike with issuer guidelines, excess exposures here are afforded credit at a higher DF multiple. The additional DF for corporate industry and structured finance sectors above 25% is 1.5x. The additional DF applied to municipal assets in excess of the 25% municipal sector guidelines is increased by an additional 1.10x or 1.25x, depending on the state GO rating —see table on page 14.

Corporate Industries/SF Sectors for Purposes of Determining Funds’ Single-Industry/Sector Exposurea

Industries Subject to 25% Threshold per Fund
Aerospace and Defense	General Retail	RMBS
Automobiles, Building and Materials and Chemicals	Healthcare	CMBS
Banking, Finance and Insurance	Industrial/Manufacturing	Consumer ABS
Broadcasting, Media and Cable	Lodging and Restaurants	Commercial ABS
Business Services	Metals and Mining	CDO/Other
Computer/Electronics and Telecommunications	Packaging and Containers	—
Consumer Products	Paper and Forest Products	—
Energy (Oil and Gas)	Pharmaceuticals	—
Environmental Services	Real Estate	—
Farming and Agricultural Services	Sovereigns	—
Food and Drug Retail	Textiles and Furniture	—
Food, Beverage and Tobacco	Transportation and Distribution	—
Gaming, Leisure and Entertainment	Utilities (Power)	—

[a]Based on Fitch corporate CDO criteria and other Fitch research.

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Municipal Sectors for Purposes of Determining Funds’

Single-Sector Exposure

Sectors Subject to 25% Threshold[a]
Pre-Refunded/Escrowed	Municipal Essential Service Revenue[c]
General Obligation and Lease/Appropriation Backed	Transportation Revenue
Special Tax Backed	Corporate Backed[d]
Healthcare Revenue[b]	Housing Revenue
Higher Education Revenue	—

aInvestments in bonds that have been pre-refunded or escrowed to maturity, and in bonds that are backed by state-level general obligation and state-level taxing authority, are exempt from the 25% threshold. bIncludes hospitals, nursing and senior care facility bonds, among others. cIncludes power, water and sewer bonds, among others. dIncludes tobacco bonds, investor-owned utilities and industrial-development bonds, among others.

The particular multiples Fitch applies to DFs on the basis of portfolio concentration were derived by comparing the performance of broad market indices with indices concentrated in particular corporate industries and municipal sectors and states.

Certain indices utilized by Fitch to derive DFs, such as the Merrill Lynch Preferred Stock indices for preferred stock securities and the Alerian MLP Index for equity securities issued by MLPs, are inherently sector concentrated. As such, the worst-case losses and resultant DFs already include the concentration element, and, therefore, Fitch does not apply the additional DF multiple to them. For all other corporate industries, see treatment in the table below:

Summary of Industry Diversification Guidelines for Taxable CEFs

Treatment for Exposure in Excess of 25% to a	Treatment for Exposure in Excess of 25% to a
Single Foreign Currency:	Single Corporate Industry:
Additional 1.1x Multiple to Applicable Asset DF	Additional 1.5x Multiple to Applicable Asset DF

Note: In instances where a fund has concentration in excess of 25%, Fitch’s diversification framework applies the DF multiple on a pro-rata basis across all instruments within such group.

Single-State Municipal CEFs Pose Added Risks

Fitch’s CEF criteria consider the inherent concentration risks presented by single-state CEFs, which typically invest 75%-100% of assets in a given state. For concentrations above 25%, Fitch applies a DF multiple of 1.1x for securities of issuers located in a state rated at least ‘BBB’ and a 1.25x for securities of issuers located in a state rated below ‘BBB’. The dial-up is intended to capture an increased likelihood of price volatility and contagion among portfolio assets from a single state under a credit stress, which may be exacerbated by headline risk and/or forced selling.

Summary of Sector/State Diversification Guidelines for Tax-Exempt CEFsa

State General Obligation Rating	Treatment for Exposures in Excess of 25% to	Treatment for Exposures in Excess of 25% to
	a Single Municipal Sector[b]	a Single State
BBB or Higher	Additional 1.1x Multiple to Applicable Asset DF	Additional 1.1x Multiple to Applicable Asset DF
BBB- or Lower	Additional 1.1x Multiple to Applicable Asset DF	Additional 1.25x Multiple to Applicable Asset DF

aThis table summarizes sector/state diversification guidelines applicable to municipal CEFs. Other general guidelines, such as the issuer diversification framework, continue to apply. bExcludes state-level general obligation bonds and issues backed by a state-level taxing authority. Note: In instances where a fund has concentration in excess of 25%, Fitch’s diversification framework applies the DF multiple on a pro-rata basis across all instruments within such group.

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Other Rating Considerations

Make-Whole Amounts and Prepayment Premiums

Transaction documents of certain CEF liabilities at times incorporate a variable make-whole amount required to be paid to investors as a result of a breach of asset coverage tests. The increased payment may put additional pressure on the CEF’s ability to restore appropriate levels of asset coverage and/or redeem obligations. Therefore, Fitch includes any make-whole amount dictated by transaction documents for purposes of calculating the Fitch asset coverage. Fitch may also elect to apply an additional stress factor in a higher and/or more volatile interest rate environment.

Similar to make-whole amounts, fixed prepayment premium obligations are also added to total principal and accrued expenses when totaling the fund’s liabilities to calculate the Fitch OC tests. Given the fixed and pre-specified nature of the potential liability to the fund, no additional stress beyond the prepayment premium amount is applied.

Some CEF liabilities have a make-whole provision enacted solely in the event of a voluntary and optional prepayment of the notes at the discretion of the fund and not applicable in the event of an early redemption due to a breach of the fund’s asset coverage/deleveraging tests. In such instances, Fitch makes no adjustments in calculating its OC tests.

Evaluating Counterparty Risk

Fitch evaluates counterparty risk arising from funds’ over-the-counter derivative and leverage positions when assigning ratings to CEF liabilities. The credit risk and performance of counterparties can impact the effectiveness of hedges and the ability to quickly access portfolio positions. This, in turn, can impact the degree of asset protection the portfolio offers and the ability to rollover maturing obligations.

To evaluate counterparty risk, Fitch reviews the structure of the transaction and credit risk of the counterparty. For purposes of calculating the Fitch OC Tests, Fitch does not include any collateral posted by the funds’ counterparties in nonhedging derivative transactions as part of the tests’ numerator because such amounts are already reflected in Fitch’s treatment of derivatives, as described in Appendix 1. However, Fitch affords credit to any assets posted by the fund to a counterparty in the Fitch total OC test numerator, subject to appropriate DFs, as these assets would be returned to the fund if the associated leverage/derivative is collapsed.

For other counterparty transactions, such as securities lending arrangements, counterparty concentration remains a risk, regardless of the market value of the transaction. In securities lending arrangements, securities lent are typically handled by the same counterparty that retains the cash collateral received, exposing the fund to risk of loss on both the securities lent and the cash collateral. Fitch will assess such risk on a case-by-case basis, evaluating whether cash collateral is held by a bankruptcy-remote entity apart from the counterparty, and calculate the Fitch net OC test by subtracting the higher of discounted cash collateral received or the discounted securities lent from the numerator.

Implementation of Structural Mechanisms

Historically, CEF governing documents incorporated most, if not every, aspect of the rating criteria that prevailed when the fund was originally rated. However, the absence of detailed descriptions of Fitch’s CEF rating criteria, including asset-specific DFs, will not, on its own, have adverse rating implications, provided that the fund maintains sufficient deleveraging/liability defeasance mechanisms and adheres to guidelines that are conservative relative to Fitch’s current rating criteria.

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From the perspective of the investor and fund manager, Fitch believes this offers greater transparency and easier implementation of any future criteria changes.

Stress Testing as Part of the Analysis

Fitch may conduct stress tests on CEF portfolios in cases where the fund’s structure and/or portfolio guidelines differ from the agency’s criteria at a given rating level. Stress tests contemplate worst- case scenarios to ensure the assigned rating can withstand adverse changes in the fund’s profile. For example, the tests may model migration in the fund’s portfolio composition and leverage to the limits of the fund’s operating and investment guidelines.

For municipal CEFs, additional stress tests may include the instantaneous credit migration of financial guarantors providing financial guarantee insurance to portfolio securities or the instantaneous decreases in the prices of unrated and/or below-investment-grade portfolio assets, among others.

Information Used to Determine a Rating

Fitch’s analysis and rating decisions are based on relevant public and nonpublic information available to its analysts. The sources of this information are the issuer and/or fund administrator and the public domain. This includes publicly available information pertaining to the fund, such as audited and unaudited (e.g. interim) financial statements and regulatory filings. The rating process also can incorporate information provided by third-party sources. If this information is material to the rating, the specific rating action will disclose the relevant source.

Fitch conducts a reasonable investigation of the factual information relied on by it, in accordance with its rating methodology, and obtains reasonable verification of that information from independent sources, to the extent such sources are available for a given security or in a given jurisdiction. Issuers may choose not to share certain information with external parties, including rating agencies, at any time. While Fitch expects each issuer that has agreed to participate in the rating process, or its agents, will supply promptly all information relevant for evaluating both the ratings of the issuer and all relevant securities, Fitch neither has, nor would it seek, the right to compel the disclosure of information by any issuer or any agents of the issuer.

Investment Manager Review

Fitch assigns ratings at the request of investors or fund management and after reviewing all pertinent material and conducting an onsite manager review. In rating CEF debt and preferred stock, Fitch performs a manager evaluation on a pass/fail basis. A failed review would likely preclude Fitch from assigning a new rating or result in negative rating action in the case of an existing rating. Fitch’s initial and ongoing reviews of CEFs encompass an analysis of the following areas:

•	Investment Policies and Procedures: Sector overview, sector allocation and diversification, portfolio strategy construction and target composition, use of derivatives and asset liquidity.

•	Operations: Asset pricing and portfolio valuation, fair value pricing procedures, trading and settlement trade, reconciliation and technology support.

•

Legal and Compliance: Regulatory compliance, including compliance with the fund’s governing documents on the 1940 Act and Fitch OC tests; SEC examinations; board of directors’ structure and independence; and external and internal audits.

•	Organization: Organizational and management structure, assets by amount and type under management, key personnel experience and track records, product marketing and distribution.

•	Third Parties: Appropriateness of third-party service providers to the fund, including custodian, administrator, external legal counsel and external auditor.

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The onsite review includes meetings with the portfolio management team and related personnel. During the onsite review, the company has an opportunity to present information on its history, ownership structure, business plans and investment strategies, as well as demonstrate its credit selection and portfolio monitoring capabilities. Fitch also evaluates the appropriateness of the alignment of interests between the fund manager and the rated note and preferred stock investors. The organization is asked to provide information on its operating processes, related technologies, controls and staffing resources.

Investment Manager Replacement

Due to the importance of the investment manager to a CEF’s operations, Fitch reviews the legal framework for replacing the investment manager in cases of a bankruptcy or insolvency of the manager, or when the manager cannot perform its duties. The 1940 Act sets forth parameters to govern the manager’s advisory relationship with a CEF, providing for the timely replacement of an investment manager. Fitch anticipates that the fund’s board of directors, acting under fiduciary duty, would reassign the manager’s advisory responsibilities upon determining that the manager is unable to perform them.

Surveillance

Fitch monitors fund compliance with the Fitch OC and 1940 Act tests as follows:

•

Funds internally calculate the Fitch OC and 1940 Act tests typically on a weekly basis. Funds are expected to provide notice to Fitch if the resultant ratios are less than 5% above the minimum passing threshold (e.g. 105% for a Fitch OC test and 210% for a 1940 Act test for preferred stock) to initiate further dialogue.

•

At least monthly, funds calculate and provide Fitch with updated portfolio holdings and results of the Fitch OC and 1940 Act tests. In periods of heightened credit and/or liquidity stress, Fitch reserves the right to initiate more frequent/detailed surveillance procedures.

•

Fitch typically performs a review of each rated fund and its investment manager annually. The review includes assessing the fund’s adherence to its stated investment objectives and constraints, NAV performance and recent asset coverage ratios; an evaluation of the alignment of interests between the fund manager and the rated note and preferred stock investors; and a discussion with the fund manager to determine future investment strategies, plans and other forms of research.

The regular reporting of asset coverage tests and updated portfolio holdings to Fitch by the fund manager and/or administrator is central to Fitch’s surveillance process and critical to maintaining the outstanding ratings on CEF debt and preferred stock. Failure to receive this information in a timely manner may result in negative rating actions and/or the withdrawal of assigned ratings.

To facilitate standardized reporting of fund information and assist in the adoption of the new criteria and weekly testing, Fitch has developed a reporting template. The Microsoft Excel-based template includes a coverage page that summarizes the fund’s assets, liabilities and relevant asset coverage ratios, and a portfolio holdings page, with built-in formulas for determining asset DFs and diversification guidelines. Parties interested in receiving a copy of the reporting template may contact any of the analysts listed on page 1.

In addition to the information and analysis provided by the funds, Fitch performs its own internal analysis to support ratings surveillance. First, to assist in developing a current credit opinion for each fund and to measure up-to-date performance for all rated CEF debt and preferred stock, Fitch will internally calculate a 1940 Act ratio on a regular basis to gauge portfolio volatility between monthly surveillance reports. The internal monitoring serves as a trigger point for further dialogue with managers and helps Fitch verify performance figures noted in the monthly/weekly surveillance reports received from funds. Fitch also periodically monitors ongoing asset price movements to ensure DFs remain appropriate.

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Limitations

Not all rating factors in these criteria may apply to every rating action. Each specific rating action commentary or rating report will discuss those factors most relevant to the individual rating action and highlight deviations from published criteria, if any.

Fitch does not advise issuers on how to structure transactions or whether a given rating level is desirable. Rather, Fitch strives to publish transparent criteria that investors and issuers can understand and evaluate. Similar to rating CEFs, Fitch will evaluate a CEF’s investment parameters, leverage restrictions and structural protections relative to published criteria.

Users of ratings should nonetheless be aware of the general limitations on the nature of the information that rated entities or their agents make available to Fitch. In issuing and maintaining its ratings, Fitch relies on factual information it receives from issuers and underwriters and from other sources the rating agency believes credible. Fitch conducts a reasonable investigation of factual information relied on by it, in accordance with its rating methodology, and obtains reasonable verification of that information from independent sources, to the extent such sources are available for a given security or in a given jurisdiction. Issuers may choose not to share certain information with external parties, including rating agencies, at any time. Fitch expects each issuer that has agreed to participate in the rating process, or its agents, to supply promptly all information relevant for evaluating the ratings of the issuer and all relevant securities. Fitch neither has, nor would it seek, the right to compel the disclosure of information by any issuer or any agents of the issuer.

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Appendix 1: CEF Liabilities

Treatment of Fund Liabilities for Fitch OC Test Calculations

Fitch OC Tests for Rated Debt or Preferred Stock
	Fitch Total OC Test		Fitch Net OC Test
Column 1	Column 2	Column 3	Column 4	Column 5
Treatment of Nonrated Liabilities in Fund’s Capital Structure	Numerator	Denominator	Numerator	Denominator

Current Liabilities	- Current liabilities that will settle within 10 days (does not include rolled securities, forwards, futures and other leverage instruments)	No adjustments	+ Amount in column 2	No adjustments

Notes or Preferred Stock (Subordinate to Rated Liability)	+ Discounted market value (MV) of reinvested assets	No adjustments	+ Amount in column 2	No adjustments

- Any earmarked asset collateral MV for the liabilities

Notes or Preferred Stock (Pari Passu to Rated Liability)	+ Discounted MV of reinvested assets	+ Outstanding liability	+ Amount in column 2	+ Outstanding liability

		+ Accrued interest and fees	- Any earmarked asset collateral MV for the liabilities	+ Accrued interest and fees

Notes or Preferred Stock (Senior to Rated Liability)	+ Discounted MV of reinvested assets	+ Outstanding liability	+ Amount in column 2	No adjustments

		+ Accrued interest and fees	- Any earmarked asset collateral MV for the liabilities; if no earmarked collateral, then—column 3

Bank Credit Facilities	+ Discounted MV of reinvested assets	+ Outstanding liability	+ Amount in column 2	No adjustments

		+ Accrued interest and fees	- Any earmarked asset collateral MV for the liabilities; if no earmarked collateral, then—column 3

ABCP Conduit Financing Facilities	+ Discounted MV of reinvested assets	+ Outstanding liability	+ Amount in column 2	No adjustments

		+ Accrued interest and fees	- Any earmarked asset collateral MV for the liabilities; if no earmarked collateral, then—column 3

Reverse-Repurchase Agreements	+ Discounted MV of reinvested assets	+ Outstanding liability	+ Amount in column 2	No adjustments

		+ Accrued interest and fees	- Any earmarked asset collateral MV for the liabilities

Floating-Rate Certificates of Tender Option Bonds (TOBs) —Corresponding to Any Inverse Floaters (Residuals) Held by the Fund	+ Discounted MV of reinvested assets	+ Note liability + accrued interest and fees	+ Amount in column 2	No adjustments

	+ Discounted MV of bond in TOB		- Bond collateral MV held in TOB trust

Securities Lending	+ Discounted MV of securities lent	+ Liability due upon return of securities	+ Amount in column 2	No adjustments

	+ Discounted MV of collateral held for securities lent		- Amount in column 3

Security Rolls (e.g. Mortgage Dollar Rolls)	+ Discounted MF of referenced assets	+ Liability due on settlement date	+ Amount in column 2	No adjustments

- Amount in column 3

Futures and Forwards, Long (Includes Eurodollar, Euribor and U.K. 90-Day Futures “Money Market Futures”)	+ Discounted MV of referenced assets	+ Liability due on settlement date	+ Amount in column 2	No adjustments

	+ Discounted MV of collateral held		- Amount in column 3

Futures and Forwards, Short (Includes Money Market Futures)[a]	+ Amount receivable on settlement dale	+ Referenced asset MV multiplied by 1 + [1—(1/DF)]	+ Amount in column 2	No adjustments

	+ Discounted MV of collateral held		- Amount in column 3

Securities Sold Short[a]	+ Discounted MV of reinvested assets	+ MV of securities sold short multiplied by 1 + [1-(1/DF)]	+ Amount in column 2	No adjustments

	+ Discounted MV of collateral held		- Amount in column 3

Interest Rate Swaps (Long, Receive Fixed and Pay Floating)	+ Discounted value of (swap notional ± MV of fixed-rate leg)	+ Swap notional	+ Amount in column 2	No adjustments

- Amount in column 3

Interest Rate Swaps (Short, Receive Floating and Pay Fixed)	+ Swap notional	+ Swap Notional ± 1 + [1—(1/DF)]	+ Amount in column 2	No adjustments

- Amount in column 3

Total Return Swaps (Long)	+ Discounted referenced assets MV	+ (Referenced asset MV—equity stake or collateral put up)	+ Amount in column 2	No adjustments

- Amount in column 3

Credit Default Swaps (Long Credit, Protection Seller)	+ Discounted (CDS notional ± MV)	+ CDS notional	+ Amount in column 2	No adjustments

	+ Discounted MV of assets’ reinvested proceeds or assets segregated as a result of entering into the position (such as received upfront fee and any collateral held)		- Amount in column 3

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Treatment of Fund Liabilities for Fitch OC Test Calculations (continued)

Fitch OC Tests for Rated Debt or Preferred Stock
	Fitch Total OC Test		Fitch Net OC Test
Column 1	Column 2	Column 3	Column 4	Column 5
Treatment of Nonrated Liabilities in Fund’s Capital Structure	Numerator	Denominator	Numerator	Denominator

Credit Default Swaps (Short Credit, Protection Buyer)	+ Lower of 0 or (CDS MV)	No adjustments	+ Amount in column 2	No adjustments

Deferred Swaps	Same as active swaps	Same as active swaps	Same as active swaps	Same as active swaps

Put Options (Purchased)	+ Max {0, (Strike Price – Reference Asset MVx [1 + (1 – (1/DF))]}	No adjustments	+ Amount in column 2	No adjustments

Call Options (Purchased)	+ Max {0, (Reference Asset MV/ DF) – Strike Price}	No adjustments	+ Amount in column 2	No adjustments

Put Options (Written)	+ Min {0, (Reference Asset MV/ DF) – Strike Price}	No adjustments	+ Amount in column 2	No adjustments

Call Options (Written)	+ Min {0, (Strike Price – Reference Asset MV x [1 + (1 – (1/DF))]}	No adjustments	+ Amount in column 2	No adjustments

Any On- and Off-Balance Sheet Liabilities Not Addressed Above	Case-by-case basis	Case-by-case basis	Case-by-case basis	Case-by-case basis

aFitch considers naked short selling as a form of leverage. Naked short selling is economically similar to a short future or forward contract, except the asset value recovered on the date of unwind/call is unknown in advance because it is driven by the value of the reinvested assets on that date. Whereas, in a short future or forward contract, the value received on the date of contract expiration is known in advance. As a general matter, Fitch will evaluate the use of naked short selling on a case-by-case basis, paying particular attention to issuer and industry concentration added by the positions in the context of the overall portfolio. Note: derivative positions that are used to hedge portfolio assets should first be netted before determining any net long or short derivative exposure. Treatment for any net derivative exposure (an amount not used to hedge or offset other derivatives or portfolio assets) is described in the table above. Appropriate DFs from the Fitch DF table on pages 8-9 apply where noted. Derivatives referencing money market indices, such as the three-month LIBOR, three-month Euribor and the U.K. 90-day rate, would utilize a DF of 1.01.

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Appendix 2: Market Value Approach to DF Development

Fitch has developed DFs through historical worst-loss stress testing, an approach consistent with its criteria as detailed in the criteria report, “Rating Market Value Structures.” To reflect the dynamic and diverse nature of CEF portfolios, Fitch has developed specific DFs for common asset types.

Discounted portfolio assets are used as the numerator for the Fitch OC tests and are calculated by dividing the current portfolio market value by the appropriate DF for each asset type. DFs are not intended to provide a static view of asset performance, but, rather, they express current views of potential market value loss through current economic conditions and the credit cycle. Fitch will perform a periodic review of DFs using the methodology described in this criteria report. Fitch’s determination of asset DFs was primarily based on worst-loss events experienced by each asset class. Therefore, even if future analysis indicates more positive and/or stable asset performance than implied in the currently presented DFs, Fitch may leave the DFs unchanged.

Fitch established DFs by determining the appropriate asset categorization, quantitative analysis and modeling of historical asset price movements, as well as other qualitative considerations.

Categorization of Asset Classes

Fitch reviewed major asset classes within the CEF investable universe and assigned asset groups differentiated by type, and exhibited the magnitude of market value risk (for a list of Fitch-identified asset classes, see the table on pages 8 and 9). This approach segregated assets by sector and subordination in the issuer’s capital structure, domicile, credit rating and duration. Market-based characteristics, such as price or spread measures, were not utilized when segregating assets into distinct categories for the purposes of assigning asset DFs. The grouping of asset types is intended to strike an appropriate balance between differences in the market value performance of asset subclasses and the diminishing benefit of overly specific classification (due to the correlation of similar assets and the challenges a more expanded approach would bring to implementation by funds). Assigning portfolio assets to broader groups is intended to allow funds to allocate DFs and perform the Fitch OC tests in an efficient and transparent manner.

Quantitative Analysis and Modeling

For each asset class, Fitch constructed a base case stress based on historical index performance and considered the volatility and liquidity of the given index. The base case stress was then converted into an expected loss at each rating level by multiplying the base case stress by a representative factor for higher rating stress scenarios.

Volatility

Fitch’s analysis of a given asset category was based on observing the worst-case price decline experienced by the index, given a rolling 45-business-day exposure period. The analysis used historical price data drawn from an asset’s representative index. Qualified indices typically had at least 10 years of available data. The starting dates for the index data varied but, in all cases, included the financial crisis of 2008 and ended in June 2012.

At times, Fitch used multiple indices for its analysis, looking at both price volatility and index constituents. Representative indices for each asset class were selected on the basis of the best fit between the index constituents and typical CEF portfolio holdings.

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Factors Fitch considered in determining robustness included frequency of data points, length of pricing history, inclusion of multiple stress periods and business cycles and appropriateness of the data series for the asset category under consideration. Examples of indices used include the S&P 500 Index as a proxy for historical price volatility of U.S. large cap common stock; the Alerian MLP Index for MLPs; the LSTA Leveraged Loan Index for first lien leveraged loans; and the Lehman Intermediate Corporate Index for U.S. investment-grade corporate debt maturing in less than 10 years.

As an added measure of conservatism, in certain instances, Fitch increased historically observed worst losses if the asset class had experienced its worst 45-business-day loss within the preceding six months. This was intended to address the uncertainty of potential further price declines in the near future. The size of the increase was based on the timing of the observed worst loss and the degree of historical volatility experienced by the index.

Liquidity

Fitch views market liquidity in periods of stress to be particularly relevant to ensure that portfolio liquidation mechanisms work as intended, following breaches in leverage collateral tests. Therefore, Fitch constructed separate liquidity stresses based on observations of stressed liquidations and discussions with various internal sector analysts and external market participants. The amount of liquidity adjustments varied by asset type, for example, publicly traded equities received no additional liquidity haircut given the deep, established market for such securities.

Overall, Fitch made an assessment of an asset’s liquidity profile based on factors, such as:

•	Market size.

•	Market volumes (current and historical).

•	Bid/offer spreads, both in regular and stressed markets.

•	Observed liquidation prices during periods of stress.

•	Breadth and diversity of investors.

•	Size of issuance.

•	Transparency of the issuer.

•	Assessment of normal and large-block trading sizes.

•	Depth of market making and stability in times of stress.

Expected Loss

A base case stress was calculated for each asset class as the sum of the worst loss plus any illiquidity adjustment. Each base case stress was classified by Fitch as being consistent with a particular rating stress, as determined by reviewing the main worst-loss drivers, the scale of decline during the specific economic period and the magnitude of worst loss relative to other historical losses.

Once a rating level was determined for each base case stress, the base case stress was increased using corresponding multipliers to reflect higher expected losses under higher rating stress scenarios. The multiplier was based on historical asset performance by rating category.

For example, to increase a ‘BBB’ rating stress to a ‘AAA’ level, a multiple of two was used. Therefore, if an asset class’ observed worst-case loss for a 45-business-day period was 11%, and this loss was deemed consistent with a ‘BBB’ rating stress, then a ‘AAA’ level worst loss was estimated at 22% over the 45-day period, assuming no additionally liquidity add on. For ‘A’ rating level base cases, the add-on for a ‘AAA’ rating level was 1.5x. Most base case worst-case losses were judged to be ‘BBB’ or ‘A’ rating stresses for purposes of this criteria.

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Qualitative Assessment

Calculating base case historical stresses per asset category was only one of several factors Fitch considered when determining DFs. Fitch also analyzed the fundamental characteristics of assets, which included an analysis of the asset’s structure (e.g. convertible securities) and information transparency (e.g. liquidity). The asset’s place in the issuer’s capital structure was also analyzed, with assets falling lower in the capital structure typically receiving higher DFs. For example, equities received more conservative DFs, compared with bonds. However, this was not always the case; for instance, third lien secured leveraged loans received lower DFs than unsecured high-yield bonds, primarily due to the relatively poor liquidity associated with such loans Furthermore, given the importance of robust historical data in determining worst-loss estimates, asset. classes that did not include significant periods of stress were afforded little to no credit for the purpose of Fitch’s analysis.

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